Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

NETGEAR, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	NETGEAR, Inc. 2025 Equity Incentive Plan Common Stock, $0.001 par value per share	Other(2)	4,981,856(3)	$29.02(2)	$144,573,461	0.00015310	$22,134

Equity	NETGEAR, Inc. 2003 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	Other(4)	1,500,000(5)	$24.67(4)	$37,000,500	0.00015310	$5,665

Equity	NETGEAR, Inc. 2024 Inducement Equity Incentive Plan Common Stock, $0.001 par value per share	Other(2)	600,000(6)	$29.02(2)	$17,412,000	0.00015310	$2,666

Total Offering Amounts					$198,985,961

Total Fees Previously Paid							—

Total Fee Offsets							—

Next Fee Due							$30,465

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock of NETGEAR, Inc. (the “Registrant”) that become issuable under the NETGEAR, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), NETGEAR, Inc. 2003 Employee Stock Purchase Plan (the “2003 ESPP”), and NETGEAR, Inc. 2024 Inducement Equity Incentive Plan (the “2024 Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of the Registrant’s common stock on May 30, 2025, as reported on The Nasdaq Global Select Market.

(3)

Represents 4,981,856 shares reserved for future issuance under the Registrant’s 2025 Plan, including up to 1,757,297 shares of common stock reserved for issuance pursuant to outstanding stock options, restricted stock units, performance shares or similar awards (the “Prior Plan Awards”), in each case granted under the NETGEAR, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), and up to 2,474,559 shares that were available for grant under the 2016 Plan immediately prior to the date that the 2025 Plan became effective. To the extent that any shares of common stock subject to the Prior Plan Awards expire or otherwise terminate without having been exercised in full or any shares of common stock issued pursuant to awards granted under the 2016 EIP are forfeited to or repurchased by the Registrant, the shares of common stock reserved for issuance pursuant to such awards will become available for issuance under the 2025 Plan.

(4)

Estimated in accordance with Rule 457(h) and Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices per share of the Registrant’s common stock on May 30, 2025, as reported on The Nasdaq Global Select Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2003 ESPP.

(5)	Represents the number of additional shares of common stock that were reserved for issuance under the 2003 ESPP.
(6)	Represents the number of additional shares of common stock that were reserved for issuance under the 2024 Inducement Plan.